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                                                                         ANNEX A

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                                                                 August 31, 1998

Special Committee of the Board of Directors
Mycogen Corporation
5501 Oberlin Drive
San Diego, CA 92121
Members of the Special Committee of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than The Dow Chemical Company and its affiliates (collectively, the "Dow Group")) of shares of common stock, par value $.001 per share (the "Shares"), of Mycogen Corporation, a California corporation (the "Company"), of the consideration to be received by such holders in the Transactions (as defined below) pursuant to the Agreement and Plan of Merger, dated as of August 31, 1998, by and among the Company, Dow AgroSciences LLC ("Parent") and AgroSciences Acquisition Inc. ("Acquisition") (the "Merger Agreement"). The Merger Agreement provides for, among other things, a cash tender offer (the "Tender Offer") by Acquisition to acquire all of the outstanding Shares, other than Shares held by members of the Dow Group, at a price of $28.00 per Share, net to the seller in cash (the "Cash Price"), and for a subsequent merger of Acquisition with and into the Company pursuant to which each outstanding Share (other than as provided in the Merger Agreement) will be converted into the right to receive the Cash Price (the "Merger" and, together with the Tender Offer, the "Transactions"). The terms and conditions of the Transactions are set forth in more detail in the Merger Agreement.

    In connection with rendering our opinion, we have reviewed the financial terms and provisions of a draft of the Merger Agreement, and for purposes hereof, we have assumed that the financial terms and provisions of the final form of the Merger Agreement will not differ in any material respect from the draft provided to us. We also reviewed the Exchange and Purchase Agreement, dated January 15, 1996, among the Company, Agrigenetics, Inc., DowElanco and United Agriseeds, Inc. (the "Exchange Agreement"), including the Dow Group's rights and obligations thereunder both if the Transactions are completed and not completed. We further reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, financial forecasts, projections and analyses prepared by or on behalf of the Company and provided to us for purposes of our analysis. We have met with certain representatives of the Company and the Dow Group to review and discuss such information and, among other matters, the Company's business, financial condition, results of operations and prospects.

    We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the seed and agrobiotech industries specifically, and in other industries generally, which we believe to be reasonably comparable to the Transactions or otherwise relevant to our inquiry. We have also performed such other studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

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Special Committee of the Board of Directors
August 31, 1998
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    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, including the financial projections, forecasts, analyses and other information provided to us, and we have not assumed any responsibility for independent verification of, and express no opinion as to, any of such information. We also have relied upon the reasonableness and accuracy of the unadjusted projections, forecasts, analyses and other information furnished to us, and have assumed, with the Special Committee's consent, that such projections, forecasts and analyses and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as of the date hereof and that management of the Company is unaware of any facts that would make the projections, forecasts and other information provided to us incomplete or misleading. We express no opinion with respect to such projections, forecasts and analyses or the assumptions on which they are based. We have not reviewed any of the books and records of the Company or Parent, and although we have visited selected facilities, we were not retained to conduct, nor have we assumed any responsibility for conducting, a physical inspection of the properties or facilities of the Company or Parent, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Parent, and no such independent valuation or appraisal was provided to us. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Finally, we have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification.

    In the context of our engagement, we have not been authorized to and have not solicited alternative offers for the Company or its assets, or investigated any other alternative transactions which may be available to the Company. We express no opinion with respect to the Third Party Sale Value of the Company as such term is defined in the Exchange Agreement.

    We are acting as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the proposed Transactions and will receive a fee for our services, including this opinion, a significant portion of which is contingent upon the completion of the proposed Transactions and the amount of consideration received by holders of the Shares (other than the Dow Group) in the Transactions. In the ordinary course of our business, we may actively trade the securities of the Company or members of the Dow Group for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion addresses only the fairness from a financial point of view to the holders of the Shares (other than the members of the Dow Group) of the consideration to be paid to them pursuant to the Merger Agreement and does not address the Special Committee's underlying business decision to recommend the Transactions.

    This letter is for the benefit and use of the Special Committee in its consideration of the Transactions, and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent (except as otherwise provided in the engagement letter, dated as of June 11, 1998, between the Company and
us). We have been engaged and are acting solely as an advisor to the Special Committee and not as an advisor to or agent of any other person. This opinion does not constitute a recommendation to any stockholder with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote or otherwise act with respect to the Merger, and should not be relied upon by any stockholder as to any such matter.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein it is our opinion that, as of the date hereof, the Cash Price to be received by the holders of Shares
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Special Committee of the Board of Directors
August 31, 1998
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(other than members of the Dow Group) in the Transactions pursuant to the Merger
Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

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